Exhibit 10.19

CERIDIAN CORPORATION

BENEFIT EQUALIZATION PLAN

Restated and Revised

Fourth Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 4.2 of the Ceridian Corporation Benefit Equalization Plan, the undersigned hereby revises and restates the Fourth Declaration of Amendment, dated October 25, 2006 and amends the Plan in the manner described below.

1. A new Section 1.4 is added to the Plan to read as follows:

“1.4 Compliance with Code Section 409A. Benefits that are subject to the provisions of Section 409A of the Code (the “Non-Grandfathered Amount”), namely the amount that exceeds the benefit that was accrued and vested under the Plan as of December 31, 2004 (the “Grandfathered Benefit”), shall be subject to the special provisions of Supplement A, which has been added to the Plan by the Restated and Revised Fourth Declaration of Amendment. The Grandfathered Benefit will continue to be subject to the terms of the Plan without regard to Supplement A, and the Grandfathered Benefit is not intended to be subject to Section 409A of the Code. For purposes of administering the Plan and payments under the Plan, the Grandfathered Benefit will be treated as maintained under a plan that is separate from the Non-Grandfathered Benefit that is subject to Supplement A.”

2. Section 2.3(A) is amended effective as of January 1, 2008 by adding the following language to the end of such section:

“In connection with the freezing of benefit accruals under the Pension Plan, compensation reductions under this Clause (A) ceased as of January 1, 2008.”

3. The Plan is amended by adding a Supplement A to the Plan to read as provided in the attached “Supplement A – Non-Grandfathered Benefit.”

The undersigned has caused this Restated and Revised Fourth Declaration of Amendment to be executed by its duly authorized officers this 30th day of December, 2008.

CERIDIAN CORPORATION

Attest:	/s/ Michael W. Sheridan	By	/s/ Kairus Tarapore
	Secretary	Name:	Kairus Tarapore
		Title:	EVP, HR

Supplement A - Non-Grandfathered Benefit

Ceridian Corporation

Benefit Equalization Plan

Section A-1. Purpose and Effect. The purpose of this Supplement A to the Ceridian Corporation Benefit Equalization Plan is to modify and supplement the terms of the Plan only as they apply to deferred compensation amounts that are accrued on or after January 1, 2005 and that are subject to the requirements of Section 409A of the Code (the “Non-Grandfathered Benefit”). As it relates to the Non-Grandfathered Benefit, the Plan, as amended by this Supplement A, is intended to satisfy the requirements of Section 409A of the Code and the terms shall be construed and administered in a manner that is consistent with and gives effect to such intention.

Section A-2. Definitions. For purposes of this Supplement A, the following terms have the meanings set forth below, unless the context clearly indicates otherwise:

“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code.

“Separation from Service” means a termination of a Participant’s employment relationship with the Company and all Affiliates or such other change in the Participant’s employment relationship or status with the Company and all Affiliates that would be considered a ‘separation from service’ under Section 409A of the Code. A Participant’s employment relationship will be treated as remaining intact while the Participant is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Participant’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period of absence. In all cases, a Participant’s Separation from Service must constitute a ‘separation from service’ under Section 409A of the Code and any ‘separation from service’ under Section 409A of the Code shall be treated as a Separation from Service.

“Specified Employee” means a Participant, on the date of his or her Separation from Service is a ‘key employee’ (defined below), and the Company or any Affiliate has stock that is publicly traded on an established securities market within the meaning of such term under Section 409A(a)(2)(B) of the Code. For this purpose, a Participant is a ‘key employee’ during the 12-month period beginning on the April 1 immediately following a calendar year, if he or she was

Supplement A-1

employed by the Company or any Affiliate and satisfied, at any time during such preceding calendar year, the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations issued thereunder and disregarding Section 416(i)(5) of the Code). A Participant will not be treated as a Specified Employee if he or she is not required to be treated as a Specified Employee under Treasury Regulations issued under Section 409A of the Code.

Section A-3. Benefit Payment.

(A)	Notwithstanding Section 2.2(A), payment of a benefit to any Participant determined pursuant to Section 2.1(B) or surviving spouse or other person determined pursuant to Section 2.1(C) will be made or commence, as the case may be, at the same time and in the same form as his or her benefit under the Pension Plan provided the election is made under the Pension Plan on or before December 31, 2006; otherwise, payment of the Non-Grandfathered Benefit will be determined and made as follows:

(1) Form. Payment will be in the form of an actuarial equivalent lump sum payment calculated as of the first day of the fourth calendar month that begins after the calendar month during which the Participant has a Separation from Service (the “Calculation Date”), calculated in the manner provided under the Pension Plan.

(2) Payment. Payment of a Participant’s Non-Grandfathered Benefit will be made on or as soon as administratively practicable, but not more than ninety (90) days, after the Calculation Date.

(3) Death. If a Participant dies before the Calculation Date, then the Participant’s surviving spouse is entitled to the benefit determined under Section 2.1(C). If the Participant dies after the Calculation Date and before receipt of his or her benefits, the lump sum payment will be paid to the Participant’s surviving spouse, or if the Participant is not survived by a spouse, to the Participant’s estate, on the date on which the Participant would have received the payment had he or she survived.

(B)	Notwithstanding Section 2.2(D)(2) no Participant is eligible to make an election under such Section after December 31, 2006 with respect to his or her Non-Grandfathered Benefit.

(C)	Notwithstanding the provisions of Section 2.2(D)(3), a Participant may not revoke an election under such Section with respect to his or her Non-Grandfathered Benefit to a Participant’s Non-Grandfathered Benefit after December 31, 2006.

(D)	Section 2.2(E) shall cease to apply effective January 1, 2005.

Section A-4. Entitlement. Notwithstanding Section 2.3(A), for purposes of Participant’s Non-Grandfathered Benefit, the election to forego compensation shall only become effective

Supplement A-2

with respect to services performed in the Plan Year following the Plan Year in which the election was made and shall be irrevocable for the Plan Year following commencement of such Plan Year.

Section A-5. Reemployment. Notwithstanding Section 2.3(D), if a Participant who is receiving or entitled to receive a Non-Grandfathered Benefit pursuant to the Plan is reemployed with a Participating Employer or an Affiliate of a Participating Employer and, in connection with such reemployment, his or her Pension Plan benefit payment is suspended, his or her Non-Grandfathered Benefit under this Plan will be continued and will not be suspended for the same period. Any additional benefits earned under the Plan while reemployed will be paid following the Participant’s subsequent Separation from Service.

Section A-6. Six-Month Suspension for Specified Key Employee. If, at the time of the Participant’s Separation from Service (other than on account of death) the Participant is a “specified employee” (as defined in Treas. Reg. Sec. 1.409A-1(i)), then, for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, any payment of the Participant’s Non-Grandfathered Benefit due under Article 2 will be suspended and not paid until the first day immediately following the date that is six (6) months after the date of the Participant’s Separation from Service (or if earlier, upon the Participant’s death). Any payment that is delayed by operation of this Section A-5 will be credited with simple interest equal to the annual interest rate in effect under the Pension Plan for determining lump sum amounts multiplied by a fraction the numerator of which is the number of days the payment is suspended and the denominator of which is 365.

Section A-7. Acceleration of Payment. Notwithstanding Section 4.3(A)(2), if (and only to the extent) the Non-Grandfathered Benefit has become subject to tax under Section 409A of the Code, will such Participant’s Non-Grandfathered Benefit under the Plan to be distributed to the Participant in the form of an immediate lump sum.

Section A-8. Termination. Notwithstanding the provisions of Section 4.4(B), the acceleration of payments following a termination of the Plan will be made if and only to the extent and at the times permitted under Section 409A of the Code.

Section A-9. Section 162(m) Deferral. Notwithstanding Section 4.4(C), payment of a Participant’s Non-Grandfathered Benefit may be delayed if and only to the extent the Company complies with the requirements of Treas. Reg. Section 1.409-2(b)(7)(i).

Section A-10. No Offsets. Notwithstanding Section 1.1, the Participating Employers may not offset against a Participant’s Non-Grandfathered Benefit any amount then owing to the Participating Employers.

Section A-11. Source of Payment of Benefits. The Company shall provide that no assets held by a grantor trust in accordance with Section 9.2 of the Plan that relate to the Non-Grandfathered Benefit will be held outside of the United States in violation of Section 409A(b)(1) of the Code.

Supplement A-3